EXHIBIT 10.1

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

This document outlines the Kearny Bank Executive Management Incentive Compensation Program (the “Program”) by and between Kearny Financial Corp. (“Kearny”), its subsidiary Kearny Bank (the “Bank”), and the Executive (the “Participant”).

1.	Purpose

The Program is designed to recognize and reward executives for their contribution to the Bank’s performance. The Program is designed to reward predefined performance goals that are critical to the Bank’s profitability, growth and prudent management of business risk. The Program is further intended to assist Kearny in its ability to motivate, attract and retain qualified executives.

2.	Effective Date

The Program is in effect July 1, 2016 through June 30, 2017, and will continue to renew for successive one-year periods (each year being a “Program Year”) unless otherwise terminated or modified in accordance with the Program and specifically approved by the Compensation Committee (the “Committee”) of the Kearny Board of Directors (the “Board”).

3.	Eligibility

Participation is limited to those executives recommended by the Chief Executive Officer and approved by the Committee during the first 90 days of each Program Year. The Committee shall retain the discretion to include as a Participant any otherwise-eligible executive hired or promoted after the commencement of a Program Year.

4.	Basis of Incentive Compensation Award

The Participant’s incentive compensation award under the Program is based on an incentive target that is approved at the beginning of the Program Year by the Committee (or its delegee) in its discretion. The incentive award is expressed as a percentage of the Participant’s base salary, and may be awarded if either or both the Kearny corporate goals (the “Corporate Goals”) and the Participant’s individual goals (the “Individual Goals”) are achieved, along with a “performance gate”.  In no event shall a Participant receive payment under the Program that exceeds 200% of the Participant’s base salary for the Program Year.

5.	Program Details

The amount of incentive compensation that the Participant is entitled to receive under the Program is determined based on the Participant’s award target and weighting and achievement of the approved performance goals. The performance period for achievement of any performance goal(s) is the Program Year.

a.	Award Targets and Weightings

Each Participant shall be assigned an incentive award target, calculated as a percentage of the Participant’s base salary, which may be awarded if Kearny and the Participant achieve targeted performance goals.

Target awards shall be weighted between Corporate Goals and Individual Goals. The weightings for the two goal categories shall be recommended by the Chief Executive Officer and presented to the Committee for review and approval. Threshold, target and superior achievement levels for each Corporate Goal and Individual Goal will be recommended by the Chief Executive Officer and presented to the Committee for review and approval. The payout for the threshold achievement level will be not less than 0% of the target payout, and the payout for the superior achievement level will be not more than 200% of the target payout.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

b.	Program Funding

A funding trigger is in place for the program. The Program is funded at the superior level if the Company has positive operating earnings for the Program Year.  The incentive awards paid are then determined by the Committee using the performance measures selected for the Program Year.  In other words, the funded amount is adjusted downwards to reflect actual performance.

c.	Performance Gate

The Bank must achieve at minimum 50% of the budgeted net income (“Threshold Net Income”) for the Program Year for any incentive compensation to be paid.  Corporate and/or Individual Goals are capped at target if a Threshold Net Income of is less than 75% of Program Year budgeted net income.

The program may be adjusted for extraordinary items at the discretion of the Compensation Committee with Board approval.

d.	Corporate Goals

The Corporate Goals for the Program Year will be recommended by the Chief Executive Officer and approved in writing by the Committee within the first 90 days of the Program Year.

e.	Individual Goals

Individual Goals for the Program Year will be established for each Participant in conjunction with his or her direct supervisor and will be presented to the Committee for review and approval.

f.	Determination of Incentive Compensation Award

The Committee will review performance against the Corporate Goals and any Individual Goals established for the Participant once the audited financial results are confirmed, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Program. Notwithstanding any provision of the Program to the contrary, in making this determination, the Committee may, in its discretion, in light of such considerations as it may deem relevant, increase or decrease any payments to which a Participant would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

6.	Administrative Matters

a.	Administration of the Program

Responsibility for the administration of the Program, as described herein, rests with the Committee. The Chief Executive Officer shall monitor for accuracy the performance reporting of the Participant and make recommendations to the Committee concerning the amount of the Participant’s awards under the Program. In addition, the Committee, and ultimately the Board, is responsible for the overall oversight, supervision and existence of the Program. The Committee has been delegated the sole discretion to interpret the terms of the Program, to determine eligibility for benefits, and to calculate and render final incentive compensation awards under the Program. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program.

Unless the Committee deems otherwise, awards will not be earned or paid, regardless of Corporate or individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under the Program or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under the Program.

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will notify the Participant of its decision to withhold or adjust an incentive compensation award.

Any decision or interpretation of any provision of the Program adopted by the Committee shall be final and conclusive.

b.	Active Participation Required

i.	New Hires, Promotions, and Transfers

Participants who are not employed by the Bank at the beginning of the Program Year will receive a pro-rata incentive award based on their length of employment during a given year.

A Participant whose work schedule changes during the year will be eligible for pro-rated treatment that reflects his/her time in the different schedules.

If a Participant changes his/her role or is promoted during the Program Year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

ii.	Termination of Employment – General

Unless otherwise specified in this Program, and as the Program is designed to encourage employees to remain in the employment of the Bank or its affiliates, a Participant must be an active employee of the Bank at the time the award is paid.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

iii.	Termination of Employment without Cause

Unless otherwise noted in the Program, if a Participant is involuntarily terminated by the Bank or the Company without “cause” (as defined below), the Participant’s potential incentive award may, in the sole discretion of the Compensation Committee, be prorated.  The Compensation Committee will consider the following factors in its pro-ration process: (i) reason for termination of employment, (ii) level of achievement of the Participant’s goals as of the Participant’s date of termination, and (iii) other factors the Committee deems relevant to the specific situation.

For purposes of this Program, a termination for “cause” shall mean termination because of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his or her job functions, willful violation of any law, rule, regulations (other than a traffic violation or similar offenses) or the Participant’s breach of any cease and desist order issued by the Office of the Comptroller of the Currency (or any successor agency) or the U.S. Securities and Exchange Commission.

iv.	Voluntary Resignation of Employment or Termination for Cause

If a Participant voluntarily resigns or is terminated by the Bank for cause, no incentive award will be paid to the Participant.

v.	Voluntary Resignation for Good Reason

If a Participant maintains an employment or change in control agreement with the Bank or the Company and terminates his or her employment with the Bank for Good Reason (as defined in the applicable employment or change in control agreement), the Participant will receive a pro-rated incentive award.  The Compensation Committee will prorate the award based on the Participant’s base salary earned as of his or her termination date or other factors the Compensation Committee deems relevant to the proration process.

vi.	Disability, Death and Retirement

A Participant that is receiving long-term disability benefits will not be considered “actively employed” for the purposes of the Program and therefore will not be eligible to receive incentive awards during the period in which the Participant is on long-term disability, but may earn a pro-rata portion based on their period of active service.   A Participant that is receiving short-term disability benefits may be eligible to participate in the Program during the period the Participant is on short-term disability, at the discretion of the Compensation Committee.

In the event of death, the Bank will pay to the Participant’s estate the pro-rata portion of the award that had been earned by the Participant as of his or her date of death.  The Compensation Committee will determine what portion of the award had been earned based on: (i) the base salary earned by the Participant as of his or her date of death and (ii) such other factors as the Committee deems relevant.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

Individuals who retire during the Program Year will receive a prorated award based on their base salary earned as of their retirement date and other factors the Committee deems relevant.  For the purposes of this Program, retirement is defined as age 55 with a minimum of 5 years of service.

vii.	Change in Control

Upon the occurrence of a Change in Control (as defined in the Company’s employment agreement with its President and Chief Executive Officer) of the Company or Bank, the Bank will pay a Participant the pro-rata portion of the award that had been earned by the Participant as of the date of the Change in Control, and for purposes of calculating the amount, the Threshold Net Income target shall be deemed to be satisfied.  The Compensation Committee will determine what portion of the award had been earned based on: (i) the base salary earned by the Participant as of the date of the Change in Control and (ii) such other factors as the Committee deems relevant.

7.	Payment Method

The Compensation Committee, in its sole discretion, may elect to distribute all or a portion of an incentive award in Kearny common stock and/or cash to further align Participants’ interests with those of the Kearny shareholders. Payment of awards, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Program Year (the “Payment Date”), but in no event before certification of the Committee or later than September 30th following the end of the Program Year.

8.	Modification and Termination of Program

The Program may be modified or changed at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. The Program may be terminated at any time by the Committee in its discretion, followed by written notification to the Participant as soon as reasonably practicable. In the event of a Program termination, the Participant shall continue to be eligible for incentive compensation awards for the Program Year prorated through the Program’s termination date, unless the Committee determines in its discretion that no incentive compensation should be paid. Any incentive compensation awards shall be calculated through the date of the Program termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Program but in no event later than September 30th following the end of the Program Year.

9.	Participant Rights Not Assignable; Program not a Contract

Any awards made pursuant to the Program shall not be subject to assignment, pledge or other disposition.

Nothing contained in the Program shall confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Program affect the right of Kearny or the Bank to terminate a Participant’s employment. Participation in the Program does not confer rights to participation in other Kearny or Bank programs or programs, including annual or long-term incentive programs, non-qualified retirement or deferred compensation programs or other executive perquisite programs.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

10.	Ethical Statement

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the Program to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

11.	Governing Law

The parties agree that the interpretation and enforcement of the Program shall be governed by the laws of the state of New Jersey. The Participant consents and waives any objection to personal jurisdiction and venue in such court. The Program, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

12.	Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Program, Kearny and the Bank shall be entitled to recover their attorney’s fees and costs in the event that they are (or either of them is) the prevailing party.

13.	No Oral or Written Representations

The parties agree that they have relied on no oral or written representation or promises not set forth herein, and that the terms of the Program are set forth solely in the written Program document and it constitutes the complete and entire agreement of the parties relating to the subject matter hereof.

14.	Clawback

Participant, while employed by the Bank and in the conduct of his or her duties as an employee, shall not expose Kearny or the Bank to any unreasonable or unnecessary risk. All incentive compensation awards under the Program are subject to the terms of Kearny’s or the Bank’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment of an incentive compensation award or portion thereof.

15.	Banking Regulatory Provision

All incentive compensation awards under the Program are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which Kearny or the Bank is subject.

Approved by the Boards of Directors of Kearny Financial Corp. and Kearny Bank on September 21, 2016.

Executive Management Incentive Compensation Program                                                                                                                                                                                                   Kearny Bank

Executive	Payout Opportunity	Performance Factors & Weightings
		Earnings	Loans	Deposits	Asset Quality	Interest Rate Risk	Qualitative
Craig Montanaro	35%	50%	15%	15%	10%	10%	0%
William Ledgerwood	30%	50%	15%	15%	10%	10%	0%
Patrick Joyce	25%	30%	50%	10%	10%	0%	0%
Erika Parisi	25%	50%	0%	0%	0%	0%	50%
Eric Heyer	25%	50%	15%	15%	0%	20%	0%